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                                                                    EXHIBIT 16.1


                         [ERNST & YOUNG LLP LETTERHEAD]


March 6, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

     We have read the section titled "Change in Accountants of Artecon" in the Registration Statement (Form S-4) of Storage Dimensions, Inc. expected to be filed on or about March 9, 1998 and are in agreement with the statements contained in the first and second paragraphs within this section on page 96. We have no basis to agree or disagree with other statements contained within this section.

                                                Very truly yours,

                                                /s/ ERNST & YOUNG LLP